UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 14, 2010

Identive Group, Inc.

__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-29440	77-0444317

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
1900-B Carnegie Avenue,
Santa Ana, California		92705

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:		(949) 250-8888

Not Applicable _____________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 14, 2010, Multicard GmbH (“Multicard”), a business unit of Identive Group, Inc. (“Identive” or the “Company”), received official confirmation of a project award valued at more than EUR 4.4 million, or approximately US $5.6 million, for a user authentication solution to support Germany’s new electronic national ID program. Multicard will supply secure RFID-based contactless card readers for the project and will act as leading coordinator and project manager for their implementation. The contactless card readers used in the program as well as some customization services will be provided by SCM Microsystems, which is also a business unit of Identive.

The award to Multicard was made by Germany’s Federal Ministry of the Interior (“Bundesministerium des Innern”) and the project is to be completed over the next 18 months, through December 2011. Payments to Multicard will be made in three installments: 1) when the solution is certified as compliant with the program’s specifications by Germany’s Federal Office of Information Security, 2) when the first half of the units have been delivered to end users, and 3) when the second half of the units have been delivered to end users.

In addition to the award received by Multicard discussed above, three additional projects have been awarded under Germany’s national ID program to third parties that include the supply of SCM Microsystems contactless card readers, totaling approximately EUR 5.5 million, or approximately US $6.9 million. The total value of revenue for Identive associated with the German electronic ID program is expected to be approximately EUR 9.9 million, or approximately US $12.5 million, over the next 18 months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Identive Group, Inc.
June 18, 2010	By:	/s/ Melvin Denton Thompson

Melvin Denton-Thompson
Chief Financial Officer and Secretary